Exhibit 5.1

Olshan Grundman Frome Rosenzweig & Wolosky LLP

505 Park Avenue

New York, New York 10022

(212) 753-7200

October 10, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C. 20549

Re: Datatec Systems, Inc.

Registration Statement on Form S-8

(Registration No. 333- )

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 filed on October 10, 2003 (Registration No. 333- ) (the "Registration Statement"), filed with the Securities and Exchange Commission by Datatec Systems, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to an additional 2,000,000 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), to be issued and sold by the Company in accordance with the Company's 2000 Stock Option Plan, as amended (the "2000 Plan").

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company, the 2000 Plan, the Registration Statement and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the 2000 Plan, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

We advise you that Robert H. Friedman, a member of this firm, is a director and stockholder of the Company and a Selling Stockholder under the Registration Statement of up to 192,000 Shares. Other members of this firm are also stockholders of the Company.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP